Exhibit 99
Titan International Announces Third Quarter 2015 Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
November 6, 2015

Contact: Todd Shoot, VP, Treasury & Investor Relations
todd.shoot@titan-intl.com; 217-221-4416

Third quarter highlights:

•	Sales for the third quarter of 2015 were $308.8 million, down 31.3 percent, compared to $449.6 million in the third quarter of 2014.

•	Gross profit for the third quarter of 2015 was $26.2 million, or 8.5 percent of net sales, compared to $43.6 million, or 9.7 percent of net sales for the third quarter of 2014.

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Loss from operations for the third quarter of 2015 was $(14.5) million, or (4.7) percent of net sales, compared to a loss of $(2.5) million, or (0.6) percent of net sales, for the third quarter of 2014.

•	Adjusted net income for the third quarter of 2015 was $(31.5) million, compared to $(7.2) million in the third quarter of 2014 (see Appendix attached).

•	Adjusted basic and diluted earnings per share for the third quarter 2015 and 2014 were $(0.59) and $(0.13) respectively (see Appendix attached).
Statement of Chief Executive Officer:
CEO and Chairman, Maurice Taylor comments, "The third quarter for our end markets was worse than anyone forecasted. This was consistent with our large customers and competitors. We continue to be focused on what we can control. This can be seen in our third quarter results. Our Titan employees are dedicated to working very hard to lower manufacturing costs, improve quality and improve how we manage the company. While unfortunate, we continue to make the difficult decisions to reduce headcount as production continues to slow. In addition to our focus on reducing manufacturing costs, we are exploring wheel and tire designs to both reduce cost and improve performance. You will continue to hear about these efforts in the quarters ahead.

"The expansion of the Goodyear-brand farm tires in Europe, the Middle East, Africa, Russia and other Commonwealth of Independent States countries is significant. This includes more than a hundred countries: Albania, Algeria, Andorra, Angola, Armenia, Austria, Azerbaijan, Bahrain, Belarus, Belgium, Benin, Bosnia and Herzegovina, Botswana, Bulgaria, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Croatia, Cyprus, Czech Republic, Democratic Republic of the Congo, Denmark, Djibouti, Egypt, Equatorial Guinea, Eritrea, Estonia, Ethiopia, Faroe Islands, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Gibraltar, Greece, Guernsey, Guinea, Guinea-Bissau, Hungary, Iceland, Iran, Iraq, Ireland, Isle of Man, Israel, Italy, Ivory Coast, Jersey, Jordan, Kazakhstan, Kenya, Kuwait, Kyrgyzstan, Latvia, Lebanon, Lesotho, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Mali, Malta, Mauritania, Mauritius, Moldova, Monaco, Montenegro, Morocco, Mozambique, Namibia, Netherlands, Niger, Nigeria, Norway, Oman, Palestine, Poland, Portugal, Qatar, Romania, Russia, Rwanda, San Marino, Sao Tome & Principe, Saudi Arabia, Senegal, Serbia, Slovakia, Slovenia, Somalia, South Africa, Spain, Sudan, Swaziland, Sweden, Switzerland, Syria, Tajikistan, Tanzania, Togo, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan, Vatican City, Western Sahara, Yemen, Zambia, Zimbabwe (Rhodesia). These countries are in addition to our existing agreements covering North and South America. What this addition amounts to over time is huge.

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"From the time Goodyear exited EMEA Farm Tire business in 2014, Titan has suffered the loss of business relating to new equipment being exported from North America to Europe. In fact, we estimate over $100 million in U.S. sales were lost. Titan will work to get all that business back plus more, but it will take time. This agreement (as explained further within a separate news release dated November 5, 2015) is positive for all of our existing tire facilities as they support production of the Goodyear-brand as well as the expansion of Titan’s LSW® technology to these new regions.

"My second quarter comments indicated my plans to visit large farms in South America. I recently spent a week meeting large farm owners in Brazil. It was a really exciting week for me along with our Grizz Squad and sales team leaders from South America. The first farm we visited was 1.2 million acres consisting of corn, soybeans and cotton. I was surprised to learn this farm group has over 800 machines; with not a single large four-wheel drive tractor on the entire farm. These farmers were interested in our LSW® technology and we will be demonstrating how the LSW® technology can improve the performance of their equipment. The initial LSW® product in Brazil will come from the U.S., but I expect our facility in Sao Paulo will be producing these tires within the next six months. I plan to spend more time visiting these large farmers in the coming months to continue to drive the LSW® rollout in South America.

"As I mentioned, I was really shocked by the absence of large four-wheel drive equipment in South America. I’ve talked with U.S. dealers about taking used machinery to South America, reconditioning the equipment, and then getting local dealers to work with U.S. dealers to sell the equipment. This would be great for the OEMs because that market could absorb a large portion of the used machinery located in the U.S. I believe that a few U.S. dealers with entrepreneurial drive could make this happen.

"I was recently at the Sunbelt Ag Expo in Moultrie, GA. One of our customers came to me about some tires they would like to put on new, larger size tractors (over 100hp). When I explained to him how our new LSW® technology could solve the issues they were facing, he wanted to get the wheel and tire assemblies as soon as possible. The compact tractor business is also growing and we expect to capture additional market share with our LSW® assemblies for these smaller size tractors. I believe Titan will expand the LSW® technology on many of these compact tractors within the next 9 to 12 months.

"Titan Tire Reclamation Corporation is on track for the expected start up on April 1, 2016. One of the reactors has now been relocated to our site in Fort McMurray, Canada. The remaining five reactors are expected to arrive within the next two weeks, which is the time it takes to transport them up there.

"Titan has improved our cash position during the quarter despite the challenges we faced. I believe that we have set up all of our facilities to be the most competitive in the world. Shareholders are welcome to visit any of our facilities and our employees would be proud to show you our operations. While no one can predict the future, we will continue to lower costs and make Titan a better company. After the markets start the climb up, we will strive to hit new highs in our sales and profit as the world leader in farm. I believe 2016 will be a much better year for our shareholders with the strengths of Titan clearly demonstrated."

Financial Summary:

Restatement: On November 2, 2015, the Audit Committee of the Board of Directors of Titan International, Inc. (Titan or the Company) concluded that the previously issued consolidated financial statements for the years ending December 31, 2013 and 2014 and quarters ending March 31, 2014 and 2015, June 30, 2014 and 2015 and September 30, 2014, should no longer be relied upon due to errors in the accounting for the shareholders’ agreement and related redeemable noncontrolling interest in the Company’s investment in Voltyre-Prom. The Company’s Russian partnership agreement contains a settlement put option which may require Titan to purchase the shares of the minority shareholders at a value set by the agreement. The Company did not correctly classify the redeemable noncontrolling interest on the balance sheet as mezzanine equity, which is presented below liabilities and above equity. The earnings per share calculation is affected due to the redeemable noncontrolling interest balance exceeding the carrying value of the investment.
The Company filed an amended Form 10-K for the fiscal year ended December 31, 2014 and amended Form 10-Q’s for quarters ending March 31, 2015 and June 30, 2015 to restate the accounting for this agreement on November 5, 2015. The corrections to earnings per share will not affect revenues, operating expenses, net income or cash flows.

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Sales: Net sales for the quarter ended September 30, 2015, were $308.8 million compared to $449.6 million in 2014, a decrease of 31%. Overall sales experienced reductions in volume of 14% and price/mix of 5% as the agricultural market remains in a cyclical downturn. Reduced farm incomes resulted in lower demand for new equipment, primarily high horsepower agricultural equipment. In addition, competitive pressures and lower raw material prices, particularly in tire manufacturing, negatively impacted sales. Unfavorable currency translation decreased sales by 12%.

Net sales for the nine months ended September 30, 2015, were $1,087.0 million compared to $1,512.3 million in 2014, a decrease of 28 percent. Overall sales experienced reductions in volume of 13% and price/mix of 5% as the agricultural market remains in a cyclical downturn. Reduced farm incomes resulted in lower demand for new equipment, primarily high horsepower agricultural equipment. The demand for the Company's products was further reduced as the result of inventory reduction efforts at OEMs and their dealers. The mining industry remains in a cyclical downturn as well. These decreases were partially offset by stable demand for products used in the construction industry. In addition, competitive pressures and lower raw material prices, particularly in tire manufacturing, negatively impacted sales. Unfavorable currency translation decreased sales by 10%.

Gross profit: Gross profit for the third quarter of 2015 was $26.2 million, or 8.5 percent of net sales, compared to $43.6 million, or 9.7 percent of net sales for the third quarter of 2014. In response to significantly lower demand from customers, the Company extended production shut-downs reducing manufacturing output which negatively impacted production capacity leverage and gross profit. Despite the large overall sales erosion resulting from the agricultural and mining cyclical downturns, the Business Improvement Framework instituted in 2014 has helped to soften the margin impact. Initiatives born from the framework helped to drive headcount reductions, expenditure rationalization, increased productivity, lower raw material costs, lower warranty costs, and pricing optimization.

Gross profit for the first nine months of 2015 was $120.0 million or 11.0 percent of net sales, compared to $116.4 million, or 7.7 percent of net sales in 2014. When adjusted to remove the asset impairment and inventory writedown which occurred in the second quarter of 2014, the gross profit for the nine months ended September 30, 2014, was $151.2 million, or 10.0 percent of net sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the third quarter of 2015 were $35.5 million, or 11.5 percent of net sales, compared to $39.2 million, or 8.7 percent of net sales, for 2014.  SG&A expenses for the nine months ended September 30, 2015 were $109.0 million, or 10.0 percent of net sales, compared to $125.9 million, or 8.3 percent of net sales, for 2014. SG&A expenses decreased as the result of currency translation and SG&A cost reduction initiatives.

Loss from operations: Loss from operations for the third quarter of 2015 was $(14.5) million, or (4.7) percent of net sales, compared to a loss of $(2.5) million, or (0.6) percent of net sales, in 2014.

Loss from operations for the nine months ended September 30, 2015, was $(6.1) million, or (0.6) percent of net sales, compared to loss from operations of $(31.7) million, or (2.1) percent of net sales, in 2014. When adjusted to remove the asset impairment and inventory writedown which occurred in the second quarter of 2014, the income from operations for the nine months ended September 30, 2014, was $3.1 million, or 0.2 percent of net sales.

Interest expense: Interest expense was $8.3 million and $9.0 million for the quarters ended September 30, 2015, and 2014, respectively. Interest expense was $25.7 million and $27.1 million for the nine months ended September 30, 2015, and 2014, respectively.

Earnings per share: For the quarters ended September 30, 2015 and 2014 (as restated), basic and diluted earnings per share were $(0.79) and (0.47), respectively. For the nine months ended September 30, 2015 and 2014 (as restated), basic and diluted earnings per share were (0.67) and (0.85), respectively.

On an adjusted basis (see Appendix attached) basic and diluted earnings per share for the quarter ended September 30, 2015 and 2014 were $(0.59) and $(0.13), respectively. For the nine months ended September 30, 2015 and 2014, basic and diluted earnings per share were $(0.50) and $(0.06), respectively.

Capital expenditures: Titan’s capital expenditures were $12.7 million for the third quarter of 2015 and $15.4 million in the third quarter of 2014. Year-to-date expenditures were $35.2 million for 2015 compared to $46.3 million for 2014.

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Debt balance: Total long term debt balance was $492.4 million at September 30, 2015, compared to $496.5 million on December 31, 2014. Short-term debt balance was $21.0 million at September 30, 2015, and $26.2 million at December 31, 2014. Net debt (debt less cash and investments) was $319.7 million at September 30, 2015, compared to $321.3 million at December 31, 2014.

Equity balance: The company’s equity was $413.4 million at September 30, 2015, compared to $518.9 million at December 31, 2014.

Third Quarter Conference Call:

Titan will be hosting a conference call and webcast for the third quarter earnings announcement at 9 a.m. Eastern Time on Friday, November 6, 2015. To participate in the conference call, dial (877) 870-4263 five minutes prior to the scheduled time. International callers dial (412) 317-0790; Canada (855) 669-9657. The call will be webcast and can be accessed at titan-intl.investorroom.com/webcasts_and_presentations.

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to risks relating to the final impact of the restatement on the Company’s financial statements; the impact of the restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting; potential reviews, litigation or other proceedings by governmental authorities, stockholders or other parties; risks related to the impact on the restatement on the Company’s reputation, development projects, joint ventures and other commercial contracts; and other factors as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2014. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications.

Contact: Todd Shoot, VP, Treasury & Investor Relations (217) 221-4416

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
		(As restated)		(As restated)
Net sales	$308,836	$449,579	$1,086,962	$1,512,250
Cost of sales	282,683	405,940	966,962	1,361,064
Mining asset impairment and inventory write-down	—	—	—	34,797
Gross profit	26,153	43,639	120,000	116,389
Selling, general and administrative expenses	35,512	39,231	109,034	125,942
Research and development expenses	2,982	3,247	8,847	10,918
Royalty expense	2,121	3,675	8,241	11,246
Loss from operations	(14,462)	(2,514)	(6,122)	(31,717)
Interest expense	(8,289)	(8,951)	(25,687)	(27,136)
Foreign exchange loss	(15,333)	(13,266)	(5,720)	(11,299)
Other income	755	2,587	6,331	7,471
Loss before income taxes	(37,329)	(22,144)	(31,198)	(62,681)
Provision (benefit) for income taxes	283	(5,127)	3,194	(15,645)
Net loss	(37,612)	(17,017)	(34,392)	(47,036)
Net loss attributable to noncontrolling interests	(6,136)	(7,950)	(9,919)	(19,621)
Net loss attributable to Titan	$(31,476)	$(9,067)	$(24,473)	$(27,415)

Earnings per common share:
Basic	$(.79)	$(.47)	$(.67)	$(.85)
Diluted	$(.79)	$(.47)	$(.67)	$(.85)
Average common shares and equivalents outstanding:
Basic	53,707	53,497	53,685	53,484
Diluted	53,707	53,497	53,685	53,484

Dividends declared per common share:	$.005	$.005	$.015	$.015

Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues from external customers
Agricultural	$157,354	$227,650	$565,353	$830,090
Earthmoving/construction	111,658	154,057	389,800	470,958
Consumer	39,824	67,872	131,809	211,202
	$308,836	$449,579	$1,086,962	$1,512,250

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

	September 30,	December 31,
	2015	2014
		(As restated)
Assets
Current assets
Cash and cash equivalents	$193,812	$201,451
Accounts receivable, net	183,755	199,378
Inventories	287,135	331,432
Deferred income taxes	15,739	23,435
Prepaid and other current assets	70,263	80,234
Total current assets	750,704	835,930
Property, plant and equipment, net	459,350	527,414
Deferred income taxes	19,880	15,623
Other assets	106,818	116,757
Total assets	$1,336,752	$1,495,724
Liabilities
Current liabilities
Short-term debt	$21,038	$26,233
Accounts payable	127,998	146,305
Other current liabilities	122,966	129,018
Total current liabilities	272,002	301,556
Long-term debt	492,442	496,503
Deferred income taxes	—	18,582
Other long-term liabilities	83,321	89,025
Total liabilities	847,765	905,666
Redeemable noncontrolling interest	75,615	71,192
Equity
Titan stockholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 55,253,092 issued, 53,807,043 outstanding)	—	—
Additional paid-in capital	502,763	513,090
Retained earnings	100,727	126,007
Treasury stock (at cost, 1,446,049 and 1,504,064 shares, respectively)	(13,376)	(13,897)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(176,798)	(112,630)
Total Titan stockholders’ equity	412,241	511,495
Noncontrolling interests	1,131	7,371
Total equity	413,372	518,866
Total liabilities and equity	$1,336,752	$1,495,724

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Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for September 30, 2015.

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss attributable to Titan	$(31,476)	$(9,067)	$(24,473)	$(27,415)
Adjustments:
Asset impairment	—	—	—	15,107
Inventory value adjustments	—	—	—	7,070
Subsidiary currency correction	—	1,871	(3,058)	1,871
Italy restructuring	—	—	499	—

Adjusted net income attributed to Titan	$(31,476)	$(7,196)	$(27,032)	$(3,367)

Adjusted earnings per share - Basic *	$(0.59)	$(0.13)	$(0.50)	$(0.06)
Average shares outstanding - Basic	53,707	53,497	53,685	53,484

Adjusted earnings per share - Diluted *	$(0.59)	$(0.13)	$(0.50)	$(0.06)
Average shares outstanding - Diluted	53,707	53,497	53,685	53,484

* The net income used to calculate adjusted earnings per share has removed charges for redeemable noncontrolling interest which are included in the earnings per share calculation, but not in net loss attributable to Titan. The charges removed were $(11,051) and $(16,330) for the three months ended September 30, 2015 and 2014, respectively, and $(11,401) and $(18,007) for the nine months ended September 30, 2015 and 2014, respectively.

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